Exhibit 23.1

Consent of Sherb & Co., LLP

We consent to the incorporation by reference in the registration statement on Form S-8 of VOIS Inc. (the “Company”) of our report dated December 10, 2008 with respect to the balance sheets at September 30, 2008 and 2007 and the related statements of operations, changes in shareholders’ equity and cash flows of the Company for the year ended September 30, 2008 and the nine months ended September 30, 2007 included in the Company’s Annual Report on Form 10-K , and to the reference to our firm under the heading “Experts” in the prospectus.

/s/SHERB & CO, LLP
Boca Raton, Florida
June 11, 2009